Exhibit 99.1

CONTACT:	Robert Gross President and Chief Executive Officer (585) 647-6400

Catherine D’Amico EVP of Finance and Chief Financial Officer (585) 647-6400

Leigh Parrish/Caren Barbara FD (212) 850-5600
FOR IMMEDIATE RELEASE
MONRO MUFFLER BRAKE, INC. CEO ROBERT G. GROSS ELECTED CHAIRMAN
~ Peter J. Solomon Remains on Board as Director ~
~ Elizabeth A. Wolszon Elected to Board ~
     ROCHESTER, N.Y. — August 22, 2007 — Monro Muffler Brake, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced that Robert G. Gross, 49, the Company’s President and Chief Executive Officer, has been elected as Chairman of the Board of Directors, effective immediately. Mr. Gross succeeds Peter J. Solomon, 68, who will remain on the Company’s Board as a Director. Mr. Gross will also continue to serve as President and Chief Executive Officer, a position he has held since 1998.
     Peter J. Solomon, Director, commented, “We are delighted to announce the well-deserved election of Rob Gross as Chairman of Monro. In his role as President and CEO, Mr. Gross has done an outstanding job of building Monro through a combination of strategic acquisitions and organic growth, while expanding Monro’s reputation as a trusted service provider. We are confident that Rob’s election will serve to benefit the long-term growth of the Company as well as serve to maximize return on investment for our shareholders.”
     Robert G. Gross, Chairman, President and Chief Executive Officer commented, “I thank Peter for his tremendous support, guidance and leadership throughout his tenure as Chairman and I look forward to continuing to work with him in his role as Director. I appreciate the confidence the Board of Directors demonstrated in appointing me Chairman and am very pleased to take on this additional role with the

Company. I look forward to continuing our Company’s focus on strategic growth and further solidifying our strong market share position.”
     Separately, the Board of Directors has elected Ms. Elizabeth A. Wolszon, 53, to the Board of Directors. Ms. Wolszon will serve on Monro’s Compensation and Nominating Committees. She replaces Mr. Robert E. Mellor, 63, who resigned from the Board in order to devote more time to other professional duties. Ms. Wolszon has a distinguished career that spans 30 years and includes leadership positions in marketing and strategic planning. Her most recent position was Senior Vice President of Marketing, Human Resources & Strategic Planning for the Safelite Group, Inc., the nation’s largest provider of auto glass repair and replacement services . Previously, Ms. Wolszon was the Senior Vice President of Marketing for Western Auto Supply Company, a leading retailer and wholesaler of automotive aftermarket products. She began her career at Procter & Gamble before moving to McKinsey & Co. as a consultant.
     Mr. Gross concluded, “We thank Mr. Mellor for his distinguished service and are pleased to add Ms. Wolszon to our Board. We believe that our Company stands to benefit significantly from Ms. Wolszon’s extensive professional experience and, in particular, her expertise in marketing and the automotive industry.”
About Monro Muffler Brake
     Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, Mr. Tire and Tread Quarters Discount Tires. The Company currently operates 714 stores and has 14 dealer locations in New York, Pennsylvania, Ohio, Connecticut, Massachusetts, West Virginia, Virginia, Maryland, Vermont, New Hampshire, New Jersey, North Carolina, South Carolina, Indiana, Rhode Island, Delaware, Maine and Michigan. Monro’s stores provide a full range of services for exhaust systems, brake systems, steering and suspension systems, tires and many vehicle maintenance services.
      The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to, product demand, dependence on and competition within the primary markets in which the Company’s stores are located, the need for and costs associated with store renovations and other capital expenditures, the effect of economic conditions, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates), continued availability of capital resources and financing, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the report on Form 10-K for the fiscal year ended March 31, 2007.